Exhibit 99.1

STRATA Skin Sciences Moves to Accelerate Medicare and Private Payer Coverage from Expanded CPT Code Expansion, Tripling Addressable Market to 30M+ Patients

Peer-reviewed publications continue to validate Excimer Laser efficacy in vitiligo and treatment
Strata updates status of non-Excimer laser false advertising litigation

Horsham, PA – August 7, 2025 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced it is working with the Centers for Medicare & Medicaid Services (CMS) to obtain temporary codes that would accelerate access to recently expanded reimbursement for its XTRAC® excimer laser treatment.

As previously announced, the American Medical Association’s CPT Editorial Panel, in a landmark decision,  approved updates to codes 96920–96922, expanding reimbursement eligibility for XTRAC Excimer Laser treatments to include all inflammatory and autoimmune skin conditions—such as vitiligo, atopic dermatitis, and alopecia areata—in addition to psoriasis, effective January 1, 2027. By securing temporary CMS codes, STRATA aims to make these expanded indications reimbursable as early as the 2026 rule cycle, effectively tripling the addressable patient population while improving treatment economics for both providers and the Company.

“Expanding access to XTRAC® is about more than increasing device utilization and revenue per device - —it’s about helping millions of patients who are living with chronic, inflammatory skin conditions, with limited long term safe, efficacious and accessible treatment modalities” said Dr. Dolev Rafaeli, STRATA Skin Sciences President and CEO. “By working with CMS to secure temporary reimbursement ahead of 2027, we aim to bring this safe, effective, non-drug therapy to a broader patient population—more than 30 million people—sooner, while creating more substantial economic incentives for providers to deliver this care, for which they are paid vs. prescribing expensive, less effective medication for which they are not.

“Our confidence in this mission is reinforced by the huge support we have secured from members of the legislature, patient advocacy groups, and leading academic key opinion leaders.  We are further encouraged by the growing body of peer-reviewed published clinical studies supporting Excimer Laser therapy, and pointing to new and enhanced applications, adding to the hundreds of other studies published over the years. In fact, two new studies published last month confirmed that combining 308-nm excimer-laser therapy with Janus kinase (JAK) inhibitors—an emerging class of immune-modulating drugs—is both safe and effective for vitiligo. These findings further strengthen XTRAC’s standing as a leading drug-free option and highlight its role to enhance patient outcomes in the era of next-generation therapies,” concluded Dr. Rafaeli.

Recent Peer Reviewed Publications Supporting Excimer Laser Therapy in Vitiligo

One study, published in  International Journal of Dermatology, focused on a multicenter randomized controlled trial evaluated the efficacy and safety of 308nm excimer laser therapy in combination with oral JAK inhibitors (baricitinib), a novel class of immune-modulating drugs. A total of 240 adult patients were enrolled and monitored over a 52-week period.  The study demonstrated superior re-pigmentation in combination therapy, with patients receiving 308 nm excimer laser combined with baricitinib reporting a 100% overall response rate and 96% pigment stability, indicating a durable response.  Further, the study showed treatment was well tolerated across all groups, with no serious adverse events reported over the 52-week trial. All adverse events were mild and manageable, with no treatment discontinuations or severe complications reported.

The second study, published in Human Vaccines and Immunotherapeutics, highlights a case report for conjunctive use of excimer laser with JAK inhibitor (tofacitinib).  In the report,  a 22-year-old woman developed segmental vitiligo one week after her third Gardasil-9 HPV dose.  Following  a combined regimen of tofacitinib, 308 nm excimer laser, fractional laser, and topical tacrolimus, the patient achieved approximately 70 % re-pigmentation over 13 months.

Update on Ongoing Litigation

In an update to its previous announcements on the lawsuit STRATA has been prosecuting against LaserOptek America , Dr. Rafaeli stated that,  “STRATA is pleased to report that the Federal District Court has agreed with Strata’s position that LaserOptek Co. Ltd, (‘LaserOptek Korea’) the South Korean parent of LaserOptek America, should be added as a defendant in the lawsuit.  It is encouraging that the court recognized what we believe to be the duplicitous actions of the defendants in attempting to hide and shield the Korean entity from the lawsuit.  We are further gratified by the significant potential damages that may be awarded to STRATA. The addition of LaserOptek Korea and C. Dalton, LLC, the entity that represented LaserOptek Korea’s interests in the U.S., clearly demonstrates that those parties should be held accountable for the knowingly false misrepresentations made as outlined in our unfair trade practices claim under the Lanham Act.”

STRATA filed the original lawsuit in August 2024 in the U.S. District Court of the Eastern District of Pennsylvania alleging that the defendants had made false and misleading statements regarding marketing of the Pallas lasers and reimbursement of psoriasis treatment procedures performed with Pallas lasers. In that complaint, STRATA alleged false advertising and unfair competition under the Lanham Act and related state laws with regard to the marketing and sale of the Pallas lasers in the U.S., potentially exposing the Pallas physician offices and the staff to action by CMS for submitting reimbursement claims for non-reimbursable procedures.

With its intellectual property portfolio that includes issued patents covering the methods for localized treatment of any skin condition by administering a therapeutically effective amount of JAK inhibiters, systemic or biologic drugs to the patient, and a dosimeter guided Excimer Laser dose to an area of the patient's skin, Strata is well prepared to have a unique offering into these new treatment frontiers.

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, tariffs, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com